Exhibit 99.1
CENTRAL EUROPEAN MEDIA ENTERPRISES REPORTS
COMPLETION OF PREVIOUSLY ANNOUNCED REFINANCING TRANSACTION
Hamilton, Bermuda - April 8, 2016 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange: CETV) today reported that it completed the previously announced refinancing transaction entered into on February 19, 2016.
This transaction included:

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A new €469 million senior unsecured term credit facility agreement, guaranteed by Time Warner Inc. (“Time Warner”), used, together with corporate cash, to refinance $503 million aggregate principal amount of CME’s 15.0% Senior Notes due 2017 and the $38 million term loan under the term loan credit facility agreement between CME and Time Warner, as amended and restated as of November 14, 2014.

•	Extending the maturity date of the existing €251 million term loan by one year so the Company’s nearest debt maturity is now November 2018.

•	Also extending the maturity date of CME's existing $115 million revolving credit facility from 2017 to 2021 with access to $50 million of liquidity from 2018.
Following this transaction:

•	All senior debt currently outstanding is denominated in Euros.

•
The all-in rate applicable to the new €469 million term loan and associated guarantee by Time Warner ranges from 10.5% to 7.0%, depending on the net leverage ratio of CME, decreasing the cost of borrowing as CME’s net leverage ratio improves.

•
The cost of the revolving credit facility, which is currently undrawn, ranges from 10.0% to 7.0%, depending on the net leverage ratio of CME, also decreasing the cost of borrowing as CME’s net leverage ratio improves.

In a joint statement, Michael Del Nin and Christoph Mainusch, Co-Chief Executive Officers, commented: “The cost on approximately half of our debt is immediately reduced by 450 basis points as a result of this transaction, with the potential to automatically improve on that as our net leverage ratio declines further. The savings from the lower cost of servicing our debt, together with continued improvement in our operations and the expected proceeds from warrant exercises in the future, put us on a clear path to delever the company.”

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CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts 36 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma, Nova World and Mini TV), the Czech Republic (TV Nova, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Fanda, Smichov and Telka), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Markiza International, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

Forward-Looking Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

For additional information, please contact:
Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net